Exhibit 10.1

VOLTARI CORPORATION

July 29, 2016

Mr. Aaron Epstein

77 W 15th Street

Apt 2N

New York, NY 10011

This agreement sets forth the terms and conditions regarding your separation from employment from Voltari Corporation (the “Company”) effective July 29, 2016 (the “Separation Date”).

The terms and conditions set forth in paragraphs 1, 2, and the first sentence of paragraph 5 below will apply regardless of whether you decide to sign this letter agreement. However, you will not be eligible to receive the payment set forth in paragraph 3 below unless you sign and do not revoke this letter agreement. (See paragraph 13 below for what it means to revoke this letter agreement.)

1.	Your last day of employment is July 29, 2016. You will receive your regular pay as a full-time employee according to the Company’s regular payroll practices through the Separation Date. You also will receive a payment in the amount of $30,260 less applicable taxes and payroll withholdings, for 314.68 hours of accrued, unused Paid Time Off according to the Company’s records as of the Separation Date.

2.	Because of your separation from employment, your eligibility for and coverage under the Company’s employee benefit plans will end on the Separation Date.

3.	In addition to the above payments, the Company is offering you the opportunity to receive an amount equal to $100,000, paid ratably over the six-month period following the termination of your employment in accordance with the Company’s payroll practices, less applicable taxes and payroll withholdings. Notwithstanding any other provision hereof, as a condition to the Company’s payment to you of the amounts in this paragraph 3, you shall be required to execute, return to the Company, and not revoke within the Revocation Period (as defined in paragraph 13), this letter agreement agreeing to its terms, including the general release of claims contained in paragraph 7(a). This payment will be paid in a lump sum within 15 days after the Effective Date of this letter agreement (as defined below in paragraph 13).

4.

(a) You agree to keep confidential and not to, directly or indirectly, publish, post on your own, or disclose to any third party, including, but not limited to, newspapers, authors, publicists, journalists, bloggers, gossip columnists, producers, directors, media personalities, and the like, all Confidential information relating to Carl Icahn and his family, the Company and its affiliates, related, parent, and subsidiary companies, and each of their officers, directors, employees and clients, learned in the course of your employment with the Company. Confidential Information includes all secret or confidential information, knowledge or data, including, without limitation, trade secrets, sources of supplies and materials, customer lists and their identity, customer information, designs, production and design techniques and methods, identity of investments, identity of contemplated investments, business opportunities, valuation models and methodologies, processes, technologies, and any intellectual property relating to the business of the Company or its affiliates, related, parent, or subsidiary companies and their respective businesses, and any personal information related to Carl Icahn and his family.

(b) In addition, you agree to keep the terms and conditions of this letter agreement confidential, except that you may disclose the terms and conditions of this letter agreement to your spouse or significant other, attorneys and financial and tax advisors, or as may be required pursuant to a valid subpoena, a request by a government agency in connection with any charge filed, investigation, or proceeding, or as otherwise required by law. You further agree not to solicit or initiate any demand by others not party to this letter agreement for any disclosure of the terms and conditions of this agreement.

(c) Nothing in this agreement prohibits you from reporting any possible violations of federal law or regulation to any government agency or entity, including but not limited to the Department of Justice and the Securities and Exchange Commission, or making any other disclosures that are protected under the whistleblower provisions of federal law or regulation. You are not required to notify the Company that you will make or have made such reports or disclosures. Non-Compliance with the disclosure provisions of this Agreement shall not subject you to criminal or civil liability under any Federal or State trade secret law for the disclosure of a Company trade secret if the disclosure is made: (i) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney in confidence solely for the purpose of reporting or investigating a suspected violation of law; (ii) in a complaint or other document filed in a lawsuit or other proceeding, provided that any complaint or document containing the trade secret is filed under seal; or (iii) to an attorney representing you in a lawsuit for retaliation by the Company for reporting a suspected violation of law or to use the trade secret information in that court proceeding, provided that any document containing the trade secret is filed under seal and you do not disclose the trade secret, except pursuant to court order.

(d) Furthermore, you agree not to disparage, or encourage or induce others to disparage, Carl Icahn and his family, the Company and its affiliates, related, parent, and subsidiary companies, and each of their officers, directors, employees, and clients, with any third party, including, but not limited to, newspapers, authors, publicists, journalists, bloggers, gossip columnists, producers, directors, media personalities, and the like. For purposes of this letter agreement, the term “disparage” includes, without limitation, comments or statements on the internet, to the press and/or media, to any Released Party or to any individual or entity with whom any of the Released Parties have a business relationship which would adversely affect in any manner (i) the conduct of the business of any of the Released Parties (including, without limitation, any business plans or prospects) or (ii) the business reputation of any the Released Parties.

5.	This letter agreement is not intended to modify but rather is intended to supplement agreements which remain in full force and effect such as confidentiality agreements. In addition, you agree that for a period of one year following the Effective Date (as defined in paragraph 13) you will not directly or indirectly, in any capacity, nor will you induce, encourage, or assist any other individual or entity directly or indirectly, in any capacity, to: (A) hire or engage in any capacity any employee of the Company (or any individual who was an employee of the Company within the 12 months preceding the date such hiring or engagement occurs) or solicit or seek to persuade any employee of the Company to discontinue such employment with the Company, (B) solicit or encourage any customer of the Company or independent contractor providing services to the Company to terminate or diminish its relationship with them, or (C) seek to persuade any customer (or any individual who was a customer of the Company within the 12 months prior to the date such solicitation or encouragement commences or occurs, as the case may be) or prospective customer of the Company to conduct with anyone else any business or activity that such customer or prospective customer conducts or could conduct with the Company, or (D) attempt to divert, divert, or otherwise usurp any actual or potential business opportunity or transaction that you learned about during your employment with the Company. For purposes of this paragraph 5, “in any capacity” includes, but is not limited to, as an employee, independent contractor, volunteer, or owner.

6.	You acknowledge that as of the Separation Date you have returned to the Company any and all property, tangible or intangible, relating to its business or the business of its parent companies, subsidiaries, affiliates and related entities, which you possessed or had control over at any time, including but not limited to Company-provided cell phones, keys, blackberries, personal computers, credit cards, building access cards, computer equipment, files, documents and software. You agree that all processes, technologies, and inventions, including new contributions, improvements, ideas, discoveries, agreements, contracts, trademarks, or trade names conceived, developed, invented, made, or found by you alone or with other employees during the period of your employment by the Company shall remain property of the Company.

7.

(a) By signing this letter agreement, except as to the claims and rights referred to in paragraphs 7(b) and 7(c) below, in consideration of the severance payment provided for in paragraph 3, and other terms of this letter, you voluntarily and knowingly release and forever discharge the Company, its subsidiaries, parent, affiliates, and related entities, and each of their employee benefit plans, and each of their shareholders, partners, directors, members, officers, employees, trustees, administrators and fiduciaries, and each of their successors and assigns, (each a “Released Party” and collectively, the “Released Parties”) from any and all claims, demands, causes of action, obligations, damages and liabilities of whatever kind, in law or equity, by statute or otherwise (all collectively referred to as “Claims”), that can be waived, whether known or unknown, asserted or unasserted, arising out of or relating directly or indirectly in any way to your employment or termination of employment or the terms and conditions of your employment with the Company or any parent, subsidiary, affiliated, or related entity, including but not limited to (i) Claims of discrimination, harassment, retaliation, or failure to accommodate under any federal, state, or local law, without limitation, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, Sections 1981 through 1988 of Title 42 of the United States Code, the Americans with Disabilities Act, the Equal Pay Act, the Older Workers Benefits Protection Act, and the Genetic Information Non-Discrimination Act (as any such law was enacted or amended); (ii) Claims under the Immigration Reform and Control Act; (iii) Claims under the Uniformed Services Employment and Reemployment Rights Act; (iv) Claims under the Employee Retirement Income Security Act of 1974 (excluding claims for vested benefits as set forth in paragraph 7(b) below); (v) Claims regarding leaves of absence, including, but not limited to, Claims under the Family and Medical Leave Act; (vi) Claims under the National Labor Relations Act; (vii) Claims under the Sarbanes-Oxley Act or the Dodd-Frank Act; (viii) New York State Human Rights Law; New York City Human Rights Law; New York Equal Pay Law; New York Whistleblower Protection Law; New York Law for the Protection of Persons with Genetic Disorders; New York Law for the Protection of Persons with a Disability; New York Discrimination in Child Care Leave; New York Minimum Wage Law; the New York City Administrative Code; the statutory provisions regarding retaliation/discrimination under the New York Worker’s Compensation Law; the New York City Earned Sick Time Act; and similar local, state and federal laws; (ix) Claims for breach of contract (express or implied), retaliation, wrongful discharge, detrimental reliance, invasion of privacy, defamation, emotional distress or compensatory and/or punitive damages; (x) Claims for attorneys’ fees, costs, disbursements and/or the like; and (xi) Claims under any severance plan, policy, or program of the Company, including any claims for severance pay, termination pay, or similar type of payment. By signing below, you also acknowledge that you cannot benefit monetarily or obtain other personal relief from any Claims released in this paragraph 7(a) and that you have waived any right to equitable relief that may have been available to you (including, without limitation, reinstatement) with respect to any Claim waived in this paragraph 7(a). Your signature below acknowledges the fact that you are receiving a severance payment you would otherwise not be entitled to, that it is sufficient consideration for the waiver of Claims herein, and that after the Separation Date you will not be entitled to receive any other payments or benefits from the Company apart from the payments and benefits described in this letter agreement.

The Company makes no representations or warranties to you with respect to any tax, economic or legal consequences of this Plan or any payments or other benefits provided hereunder, including without limitation under Section 409A of the Internal Revenue Code of 1986, as amended and the Treasury regulations and other guidance promulgated thereunder (“Section 409A”), and no provision of this Plan shall be interpreted or construed to transfer any liability for failure to comply with Section 409A or any other legal requirement from you or any other individual to the Company. By executing and not revoking this letter agreement, you shall be deemed to have waived any claim against the Company and any other person with respect to any such tax, economic or legal consequences.

(b) By signing this letter agreement, you are not releasing claims that arise after you sign this letter agreement; claims to enforce this letter agreement; claims relating to the enforceability, meaning, or effect of this letter agreement; claims or rights you may have to workers’ compensation or unemployment benefits; claims for accrued, vested benefits under any employee pension benefit plan of the Company in accordance with the terms of such plans and applicable law; and/or claims or rights which cannot be waived by private agreement.

(c) Additionally, by signing this letter agreement, you are not waiving your right to file a charge with, or participate in an investigation conducted by, any governmental agency, including, without limitation, the United States Equal Employment Opportunity Commission (EEOC). Nevertheless, as set forth in paragraph 7(a) above, you acknowledge that you cannot benefit monetarily or obtain damages or equitable relief of any kind from or through any such charge or any action commenced by a government agency or third party with respect to claims waived in paragraph 7(a).

8.	You agree that you have been paid and/or received all leave (paid or unpaid), compensation, wages, bonuses, severance or termination pay, commissions, notice period, and/or benefits to which you may have been entitled and that no other remuneration or benefits are due to you, except as set forth in this letter agreement. You affirm that you have had no known workplace injuries or occupational diseases. You also represent that you have disclosed to the Company any information you have concerning any fraudulent or unlawful conduct involving the Released Parties.

9.	This letter agreement contains the entire understanding between you and the Company with respect to the subject matter hereof, and supersedes any and all prior agreements and understandings, whether written or oral, between or among you, the Company or any of its parent companies, subsidiaries, affiliates and related entities (other than the agreements, if any, referred to in the first sentence of paragraph 5 above, which shall remain in full force and effect following your Separation date according to their terms).

10.	The making of this letter agreement is not intended, and shall not be construed, as an admission that the Company or any of the Released Parties has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrongdoing whatsoever against you or otherwise.

11.	This letter agreement (a) is governed by the laws of the State of New York applicable to agreements made and to be performed wholly within such state, and as such will be construed under and in accordance with the laws of the State of New York without regard to conflicts of law, and (b) may not be modified unless evidenced by a writing signed by yourself and an authorized representative of the Company.

12.	Any unresolved dispute arising out of this letter agreement and the general release contained in paragraph 7 shall be litigated in any court of competent jurisdiction in the Borough of Manhattan in New York City; provided that the Company may elect to pursue, without having to post any bond in connection therewith, a court action to seek injunctive relief in any court of competent jurisdiction to enforce any of its rights hereunder, including, without limitation, to terminate the violation of any of its proprietary rights, including but not limited to trade secrets, copyrights or trademarks as well as the restrictions in paragraph 5. Each party shall pay its own costs and fees in connection with any litigation hereunder.

13.	You may accept this letter agreement by signing it and inserting the date of signature in the space provided on or before the forty-fifth (45th) day after your receipt of this letter agreement (but no earlier than your Separation Date), and delivering this signed letter agreement to Kenneth Goldman at 601 W. 26th Street Suite 415 New York, NY 10001 or kgoldmann@vltc.us. After signing this letter agreement and delivering it as set forth above, you will have seven days to revoke your decision (the “Revocation Period”). You may exercise your right to revoke your decision by sending written notice of revocation to Kenneth Goldman at 601 W. 26th Street Suite 415 New York, NY 10001 or kgoldmann@vltc.us. Such notice must be postmarked (if by letter) or received (if by email) by the close of business on the seventh day after you sign this letter agreement. Provided you do not timely revoke your decision to sign this letter agreement, this letter agreement will become effective on the eighth day after you sign it (the “Effective Date”). In the event you do not accept this letter agreement or you revoke this letter agreement as set forth above, this letter agreement, including, without limitation, the obligation of the Company to provide the payment set forth in paragraph 3, shall be deemed automatically null and void. You are advised to speak with an attorney before signing this letter agreement.

14.	If any paragraph or part or subpart of any paragraph in this letter agreement or the application thereof is construed to be overbroad and/or unenforceable, then the court making such determination shall have the authority to narrow the paragraph or part or subpart of the paragraph as necessary to make it enforceable and the paragraph or part or subpart of the paragraph shall then be enforceable in its/their narrowed form. Moreover, each paragraph or part or subpart of each paragraph in this letter agreement is independent of and severable (separate) from each other. In the event that any paragraph or part or subpart of any paragraph in this letter agreement is determined to be legally invalid or unenforceable by a court and is not modified by a court to be enforceable, the affected paragraph or part or subpart of such paragraph shall be stricken from the letter agreement, and the remaining paragraphs or parts or subparts of such paragraphs of this letter agreement shall remain in full force and effect.

15.	Nothing in this letter agreement is intended to or shall be construed to preclude you from providing truthful information about your employment or this letter agreement to any government agency or in any sworn testimony.

16.	By signing this letter agreement, you agree that you: (i) have carefully read this letter agreement in its entirety; (ii) are signing it voluntarily of your own free will; (iii) have had at least 45 days within which to consider its terms and the disclosure information provided pursuant to federal law attached hereto as Exhibit A iv) are hereby advised by the Company to consult with an attorney of your choosing in connection with your decision whether to accept this letter agreement, (v) fully understand the significance of all of the terms and conditions of this letter agreement and have discussed them with an attorney of your choice, or have had a reasonable opportunity to do so; and (vi) you agree to abide by all of the terms and conditions contained herein.

Understood and Agreed to by:

/s/ Aaron Epstein

Aaron Epstein

Date executed:         July 29, 2016

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